Exhibit 99.2
Stratos International
Q3 Conference Call Transcript
March 9, 2006
Barry Hollingsworth, Chief Financial Officer
Thank you and good afternoon everyone.
Welcome to the Stratos International fiscal 2006 third quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos. Before we get started, I want to note that certain matters in this call are forward-looking statements subject to risks and uncertainties. Actual results may differ materially from any future performance suggested.
Risk factors include rapid technological change in the communications industry, fluctuations in operating results, and competition. Please refer to the “Safe Harbor” language contained in our press release dated today, which was widely disseminated by various wire services and other media.
I want to point out that we will be providing the contents of this call in an 8-K filing with the SEC.
Net revenues for the third quarter of fiscal 2006 were $19.2 million. This represents a 2% decline from $19.5 million last year, and a 1% sequential increase over Q2.
The largest market of our consolidated Q3 sales was military representing 40% of sales, and telecom and enterprise representing 39% of sales in the quarter. The remaining 21% of sales came from industrial and other markets, such as video.
RF Microwave sales contributed $10.5 million in Q3, representing an 8% increase over the prior year and an 8% sequential increase over Q2. In this group, we will continue to see some variation in revenues over the shorter term due to the timing of specific military orders, particularly the JNN (joint network node) military program at General Dynamics and the Wedgetail program at Northrop. Nonetheless, with new products and relatively strong core markets, we expect to see long-term growth in the Trompeter and Semflex brands, which hold leading positions in RF and microwave connectors, cable and cable assemblies in the telecom, military and video markets.
The optical side of the business contributed $8.4 million of product sales in Q3, a 13% decline from the prior year and a 10% decline sequentially from Q2.
Consolidated gross margin was 35.9% in Q3, representing a 450 basis point improvement over the prior year.

Our book to bill ratio for Q3 was 1.0. Total backlog as of January 31 was $12.7 million compared to $12.8 million at the end of Q2. Total backlog as of Friday was approximately $14.9 million.
Operating expenses were $8.3 million in Q3, which includes $359,000 of restructuring costs, and a $700,000 benefit from a litigation settlement.
Operating expenses excluding restructuring charges and litigation settlements were $8.6 million in Q3 compared to $11.1 million in the prior year and $7.9 million in Q2. The sequential increase was due to higher R&D material costs, and higher employee benefit costs.
All three operating expense lines show a year-over-year decline from Q3 last year.
Total D&A in Q3 was $2.1 million. CapEx was $139,000 in the quarter. The excess depreciation over CapEx is largely due to the historical purchase of software and computer equipment.
Our operating loss in Q3 2006 was $1.4 million, compared to an operating loss of $9.2 million last year.
Average DSO for trade accounts receivable for Q3 was 57 days. Inventory turns were 3.3 on an annualized basis.
With that, let me turn it over to Andy Harris.
Andy Harris, Chief Executive Officer
Thanks Barry.
I’d like to begin by addressing our Q3 revenue results.
We were pleased with the 8% growth in RF Microwave revenue over last year as our demand from military customers increased as expected in Q3 from a pause in Q2. Demand continues to be solid. We expect further improvement in the next few quarters. We feel that our increased effort in product enhancements and new product introductions will stimulate increased demand in military, telecom and the other markets served by Trompeter and Semflex.
In contrast, sales of our optical components in Q3 came in lower than we initially expected. The year over year decline was the result of several factors. As expected, continuing price erosion in the commodity transceiver business reduced our revenue despite the volume of shipments remaining stable. Another contributing factor is the variability in orders associated with project requirements for two of our major customers. In both cases we expect the demand for these programs to return to normal levels in Q4. Finally, due to technical issues, orders from two other programs have declined significantly over the past twelve months. As a result of significant product development and re-qualification efforts, Stratos expects this demand to increase substantially during the next few quarters.

To support our objective of achieving revenue growth and profitability we are leveraging our advantages as an agile and technically skilled organization. We are moving the optical side of our business forward with four initiatives including the development of custom configured and packaged transceivers, rolling out products for media conversion and multiplexing of high definition video applications, creating industry leading designs of optical cables, connectors and media conversion for military applications and outsourcing of commodity transceivers to sustain our market position. We feel that these efforts will support significant future revenue growth coupled with higher margins. While short-term quarter-to-quarter sales performance will vary due to new program demand cycles, we feel confident in longer-term positive revenue trends.
On a consolidated basis, we continue to support a broad customer base. Within our base of 1,300 active customers our top 25 in Q3 represented 44% of our consolidated sales. General Dynamics was our largest customer representing 10.7% of our Q3 sales. Our Q3 sales to General Dynamics split about evenly between Optical and RF Microwave.
Our balance sheet remains very healthy. We ended the quarter with $35.8 million of cash and short-term investments. During the quarter we received $1.9 million in an income tax refund and $700,000 in a litigation settlement to recoup previously paid legal fees. We also paid out $850,000 to repurchase 142,000 shares of common stock in the open market. So far this year, we have repurchased 202,000 shares for a cost of $1.2 million.
While our short-term results are relatively flat, we are optimistic about our growth prospects. Looking forward to fiscal 2007, we expect consolidated revenues to grow meaningfully to achieve our goal of being profitable in 2007. We will achieve profitability by a combination of new business development efforts and ongoing emphasis on operating efficiency.
In closing, I want to thank our employees for their continued hard work and contribution to our performance. Their contribution will ultimately allow us to leverage our competitive advantages to achieve our long term commitment of expanding our revenues, achieving sustained profitability and enhancing shareholder value.
Question & Answer Session
Greg Slater, CJS Securities
On the Q2 conference call you’d given us a sense of annual cost savings from the closing of the offices in West Lake Village. Could you give us an update as to timing if we saw that flow through this quarter or your outlook on the timing there?
Barry Hollingsworth: Yes, we’ll start seeing the savings of that mid-Q4 and full savings of that starting in Q1 fiscal ’07.
Greg Slater:
And you had given $600,000 to $750,000 annually. Has that number changed?

Barry Hollingsworth:
We still expect that cost savings over fiscal ’07. That’s correct.
Greg Slater:
And looking at R&D expense is a little higher than I was looking for. Is that something that we should model going forward or is – was that unusually high for the quarter?
Barry Hollingsworth:
It was somewhat of an unusual increase because of R&D materials in the quarter. So I think you could use the level that we had in Q2 for modeling purposes.
Greg Slater:
Closer to $1.8, $1.9 million?
Barry Hollingsworth:
That is correct.
Greg Slater:
And looking at your comments for the optical side of the business you mentioned that price erosion was one of the key factors. What is your view on the price impact going forward here?
Andy Harris:
Well I think that the price impact going forward will be less than it has been over the past six to nine months. Prices have fallen precipitously over the last three years and that downward trend is beginning to level off as everybody has done everything possible to take all the costs out of the commodity products. So I expect to see less of that and quite actually that was the lesser of all the factors. It was significant but it was least of the various factors affecting our revenue.
Greg Slater:
Okay. Couple of questions I guess just on the balance sheet. There’s still the $1.8 million in recoverable income taxes. Any sense of timing there?
Barry Hollingsworth:
We are working on getting that money back from the state of Illinois and in fact both Andy and myself have been talking to our agent in Springfield about that. So we expect to be getting that hopefully in the next quarter or so.
Andy Harris:
I agree with Barry. I fully expect based on conversations the both of us have had that that is an issue that will be resolved in Q4.
Greg Slater:
And I guess you won’t expect to make it through the conference call without anyone asking an update on your current assets held for sale, specifically the property in Chicago.
Andy Harris:

We continue to work on closing that transaction and I will tell you that we’re in a situation where we’re finding that the greatest value to be derived from the sale of this facility is tied to a change of use, in other words switching from an industrial to a residential application. And that has turned out to be an extended process but not one that we expect to go much more than another month or two before we conclude that transaction. So we are continuing to make progress and we do see closure of that process to be taking place in the relatively near future.
Greg Slater:
Great. Thank you. I have a few more but I’ll jump back and let some others get in there for you.
Thank you very much.
Michael Cody:
Can we talk about the technical issues you faced with two of the programs and try and quantify what the impact was for revenue in the quarter from them?
Andy Harris:
The biggest impact on revenue in terms of scale without quantifying them individually would be the postponement, the delays in projects that will be re-established in Q4. There are simply large military programs where individual purchase orders get delayed for periods of time and we have two of those this quarter that were pushed out and have subsequently been put back in place for this quarter. The programs are going fine but the impact on revenues is relatively material. The second most significant is the programs that technically we had problems with and now our products have been re-qualified and redesigned. And then the price erosion is there; it’s a factor. And it’s material but it is smaller compared to the other two.
Barry Hollingsworth:
And I would just add to that that on the optical side of the business regarding price erosion that’s really on the MSA transceiver side of the business. And our strategy has been to migrate away from the commoditized or what I refer to as catalog parts — MSA transceivers to more specialty applications including passive subsystems and video components and specialty transceivers which have higher margins. And those particular areas that we are gaining momentum tend to have more choppiness quarter by quarter because we’re not relying on a continuous churn of a commodity business.
Michael Cody:
Right. And what percentage of your optical is currently made up of MSA or was made up of MSA in the quarter?
Andy Harris:
It’s between 25% probably and 30%.
Michael Cody:
Okay. And at what level do you expect that to get down to? I mean assuming you hold MSA relatively constant.
Andy Harris:

I think we’re expecting the MSA business to remain relatively stable over time and as we grow the remaining portions of the business I suspect it will decline below 20%.
Michael Cody:
Do you have any sense of how your pricing is in the MSA stuff relative to your competitors who are manufacturing a greater volume?
Andy Harris:
Well our prices are modestly higher than some of the real high volume suppliers. We’re addressing tier two, tier three market segments and specialty applications. So it depends on the individual product item but the differences are declining over time as we outsource the manufacturing of our MSA transceivers as well.
Michael Cody:
Okay and that brings up another question. You mentioned that it’s one of your initiatives to outsourcing with the MSA. I thought that MSA at this point was almost entirely outsourced.
Andy Harris:
Correct, it is.
Michael Cody:
Okay. I think you said (Andy) in your comments there’s not much more to wring out of the MSA – it’s pretty much at rock bottom in terms of how well you can price it now?
Andy Harris:
I don’t expect those prices to go down any further or significantly.
Michael Cody:
The gross margin was disappointing I think in terms of my expectations especially given that the RFM accounted for a higher percentage revenue than in the last quarter. Could you talk about the margins in each division there and why we didn’t see a bigger boost in the gross margin given the more profitable division accounted for more revenue?
Andy Harris:
I can address the RF microwave side of the business. Clearly we wound up closing our West Lake facility, redesigning and redoing the layout of our Mesa, Arizona facility. And there were some reductions in efficiency in manufacturing during Q3 that were impacted by that move which will have been rectified and will be reflected in our Q4 results.
Michael Cody:
Okay. That’s good to hear. And given the backlog and some of the initiatives or some of the things that have turned around in the two military programs, the technical issues that have been rectified, can you provide any kind of guidance for the fourth quarter?

Andy Harris: I have tried in the past but the variability of demand on both the upside as well as the downside is sufficient that I am not going to provide any guidance this time. I’d like to see some stability in the process at this point before I provide any further guidance.
Joshua Horowitz, Berggruen Holdings:
Are we able to get an EBITDA margin or an EBITDA including overhead on the RF microwave business?
Barry Hollingsworth: Roughly about 18% including corporate allocations in the quarter.
Joshua Horowitz:
It seems a little bit lower than in the past or am I calculating something wrong?
Barry Hollingsworth:
Yes it is lower in the past because of restructuring charges that are included.
Joshua Horowitz:
If we add those back are we closer to 22%?
Barry Hollingsworth:
If we add those back we would be about 22%.
Joshua Horowitz:
Is there an updated cash balance at this moment considering some of the preferred has been paid?
Barry Hollingsworth:
Yes the cash balance right now is about $31 million.
Joshua Horowitz:
And how much more of the refund are you due to get?
Barry Hollingsworth: Roughly $1.9.
Joshua Horowitz:
All right. And the preferred balance at par as it stands today is just under two?
Barry Hollingsworth: Yes.
Greg Slater:
In Q2 you announced a new partnership agreement. Could you take a moment to update us in some of those opportunities, fiber in the home, some HD products and whether or not you’ll expect to see some meaningful impact to your business from these partnerships and your sense of timing?
Andy Harris:

We have continued to devote a significant amount of effort to continue to develop these. The first orders frankly on FTTx has begun coming literally within the past month. And the materiality of that is too difficult at this point to project. The opportunities are pretty significant and the number of projects that we’re working on right now is literally from coast to coast in a variety of different applications. And that one is developing well and I think promises to add a material influence on our future revenue. So I think there is some significant opportunity.
A couple of the other partnerships we talked about last time like Hibino, the Japanese video distributor. We’re beginning to get traction. There are orders that are coming in; they’re small at this point. And the materiality of it is still in doubt. Connex, the German operation is very similar at this point so these are not projects that will materially turn around our revenues in the next quarter. But over the next two or three quarters we may see a buildup that will become meaningful to us.
So the best way to characterize them is that they are works in process and that we will continue to report on them and be very transparent in terms of our progress.
Greg Slater:
Additionally looking at some of the most recent news articles on the telephone companies and merger talk – AT&T, is there any update as to how continued consolidation might impact your business or the upgrade cycle. Any updates you want to give us there?
Andy Harris:
I don’t think the announced consolidations going on among the RBOXs will materially affect us in the next two or three quarters. We are participating in the RBOX business and we’re participating with all of them. We are participating and have relationships with all of them.
Now as they change their fundamental processes in terms of processing landline calls through circuit switch versus package switch networks then that does impact the demand for our products long term. That’s something that’s several years out though and is something that we’re trying to address with some of our new product development initiatives.
As the central office becomes more compact our mini B&C connector design winds up being a desired application. So some of those play into the product development efforts that we’ve undertaken and products that we have recently launched into those markets.
So the consolidation, the change in the technology presents kind of a mixed picture and to some extent a net positive for us.
Greg Slater:
Great thank you. And last question for you Barry – it’s more of a housekeeping item. License fees and royalties a little higher than I had modeled in and I know that that’s choppy but any commentary there as to what we should look forward on an ongoing basis?
Barry Hollingsworth:

I would say for modeling purposes roughly around $75,000 a quarter is a good bet. We book that as we receive it because it’s based on those companies that sell our transceivers and we find out after the fact. But that’s a good question because actually we will be receiving an additional $200,000 in Q4 in license fees but this particular license fee that we’ll be receiving in Q4 will be in the litigation settlement line because it’s a license fee that was brought about as part of a settlement.
Greg Slater:
And the litigation settlement we saw in this quarter — what was that in relation to?
Barry Hollingsworth:
That relates to a recoup from our insurance company for previously paid legal fees relating back to our Lego case.
Joshua Horowitz:
Could take us through the synergies between the two businesses both from a customer standpoint, a cost or research and development leverage standpoint. How do you guys look at that in the context of the business?
Andy Harris:
From a customer contact perspective there is a fairly significant degree of synergy. Obviously the General Dynamics organization is a very large customer on both sides of our business. And military is a significant customer base on both sides of our business.
As the military migrates towards higher data usage and higher bandwidth communication, increasingly we’re going to see them utilizing more fiber optic data networks and frankly the copper based RF microwave systems and relationships are very well established to facilitate that transition. So there are significant and meaningful synergies there.
Both sides of our business have telecom as major participants. And so from a sales and a marketing perspective the relationships that exist on both sides of our company have really supported each other and opened up the opportunities. As we bring new products out into those markets doors are opening and the qualification processes have been shorter.
And over the last six months that has been a significant effort on the company’s part. These are long processes and as much as we would like to generate real short-term revenue increases it realistically takes longer than that. But I think we’re beginning to see some signs of that.
From an R&D perspective, as we recognize common customers changing their products and changing their focus in terms of applications, then there are some opportunities from an R&D perspective to work together. But those are not as clear, crisp, and significantly integrated as we have been able to achieve on the sales and marketing side.
So we are more than adequately challenged from an R&D perspective on all sides of the business right now. And we’re not able to spend and derive these synergies from an R&D perspective. I don’t believe that we’ve achieved otherwise.

Rob Ammann, RK Capital Management:
Can you talk a little bit about the difference in gross margin between MSA products and optical and the more proprietary product mix?
Andy Harris:
They don’t fall in equal buckets. But the gap between the MSA products and the customer design products is substantial. On average I would be very comfortable in saying that it is well over 10% different.
Rob Ammann:
Ten points of margin difference?
Andy Harris:
Yes
Rob Ammann:
Where does current headcount now stand?
Andy Harris:
561, I believe the last time I saw the employment charts.
Rob Ammann:
And will that change meaningfully over the next quarter or so after you’ve kind of completed the facility consolidation?
Andy Harris: That will not change meaningfully. I think it will change by some number between five and ten.
Rob Ammann:
Okay. Any sense for a breakeven revenue level on the optical segment? Are we talking $12 million a quarter or something like that to get that to breakeven?
Barry Hollingsworth: On a quarterly basis right around $12 million.
Rob Ammann:
I know quarter to quarter as you described it it’s probably likely to be choppy. But it certainly sounds like a pretty favorable longer-term outlook with I would think book to builds over one on average over the next several quarters. Is that a fair outlook?
Barry Hollingsworth:
Yes, I would agree with that. And the fact is that our backlog right now at $14.9 million is at the highest level it’s been in I believe this fiscal year.
Andy Harris:

The number of products that are coming out of the development process and the number of customers that we have moved down through that entire qualification and sell process with is very reassuring. And so I think yes it’s going to be choppy and we can’t really predict on what date qualifications will be complete despite all of the specific guidelines we’re provided.
But it’s very clear that on a number of fronts progress is being made. And we’re pretty optimistic about the succeeding quarters. So without being too specific the direction is very clear.
Barry Hollingsworth:
Thank you everybody for participating. Andy and I are abundantly available should you have any follow up questions.
Andy Harris:
Thank you as well. We appreciate your focus and attention.
END